Exhibit 99.1

Biostax Corp Announces the Passing of Esteemed Director, Henry Louis Salomonsky

[Orlando, FL] Sept. 14, 2023 (GLOBE NEWSWIRE) — Immune Therapeutics, Inc. d/b/a Biostax Corp. (OTC Pink: IMUN) (“Biostax” or “the Company”) sadly announces the passing of Henry Louis Salomonksy, a dedicated member of its Board of Directors. Mr. Salomonksy passed away on August 31, 2023, surrounded by family and loved ones.

Mr. Salomonksy had been an invaluable asset to Biostax for the past year, where he had served as a member of the Board of Directors since September 2022. He brought with him a wealth of knowledge, experience, and leadership.

Biostax expresses its deepest condolences to Mr. Salomonksy’s family during this difficult time. His commitment to Biostax’s mission will be remembered fondly by all who had the privilege of working alongside him. He leaves behind an enduring legacy, and Biostax will forever be grateful for his dedication and contributions.

The Board of Directors of the Company expects to appoint a new director to fill the vacancy left by Mr. Salomonsky’s passing.

About Biostax

Biostax is an innovative biopharmaceutical company that seeks to acquire and develop immune restoration pharmaceutical and medical technology (MedTech) products with a well-defined path to market. Biostax’s business plans includes a diversity of potential product pipelines that will provide revenue while reducing risk, and to develop new therapies that provide disease remission by restoring immune balance for patients with autoimmune, inflammatory, and infectious diseases without suppressing their immune system. The Company believes that restoring homeostasis or balance to the immune system is the first step to a cure by improving patients’ lives in chronic illness caused by immune dysfunction and inflammation.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contact:

Noreen M. Griffin

Chief Executive Officer

IR@biostax.net

1-888-391-9355